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                                                                  Exhibit 4











                             ASSET SALE AGREEMENT

                                BY AND BETWEEN

                            CANAL ELECTRIC COMPANY

                                      AND

                      SOUTHERN ENERGY NEW ENGLAND, L.L.C.




                              As of May 15, 1998



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                               TABLE OF CONTENTS


ARTICLE I.DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
      1.1.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II.PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . 8
      2.1.  The Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
      2.2.  Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . 9
      2.3.  Assumed Liabilities. . . . . . . . . . . . . . . . . . . . . . . 9
      2.4.  Excluded Liabilities . . . . . . . . . . . . . . . . . . . . . .11
      2.5.  Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . .13

ARTICLE III.PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . .13
      3.1.  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . .13
      3.2.  Purchase Price Adjustment. . . . . . . . . . . . . . . . . . . .13
      3.3.  Allocation of Purchase Price . . . . . . . . . . . . . . . . . .14
      3.4.  Proration. . . . . . . . . . . . . . . . . . . . . . . . . . . .15
      3.5.  Special Provisions Regarding NOx Compliance Expenditures . . . .15

ARTICLE IV.THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . .16
      4.1.  Time and Place of Closing. . . . . . . . . . . . . . . . . . . .16
      4.2.  Payment of Purchase Price. . . . . . . . . . . . . . . . . . . .16
      4.3.  Deliveries by the Seller . . . . . . . . . . . . . . . . . . . .16
      4.4.  Deliveries by the Buyer. . . . . . . . . . . . . . . . . . . . .17

ARTICLE V.REPRESENTATIONS AND WARRANTIES OF THE SELLER . . . . . . . . . . .17
      5.1.  Organization; Qualification. . . . . . . . . . . . . . . . . . .18
      5.2.  Authority Relative to this Agreement . . . . . . . . . . . . . .18
      5.3.  Consents and Approvals; No Violation . . . . . . . . . . . . . .18
      5.4.  Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
      5.5.  Financial Statements . . . . . . . . . . . . . . . . . . . . . .19
      5.6.  Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . .19
      5.7.  Absence of Certain Changes or Events . . . . . . . . . . . . . .20
      5.8.  Title and Related Matters. . . . . . . . . . . . . . . . . . . .20
      5.9.  Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
      5.10.       Insurance. . . . . . . . . . . . . . . . . . . . . . . . .20
      5.11.       Environmental Matters. . . . . . . . . . . . . . . . . . .20
      5.12.       Labor Matters. . . . . . . . . . . . . . . . . . . . . . .21
      5.13.       ERISA: Benefit Plans . . . . . . . . . . . . . . . . . . .21
      5.14.       Real Estate. . . . . . . . . . . . . . . . . . . . . . . .22
      5.15.       Condemnation . . . . . . . . . . . . . . . . . . . . . . .22
      5.16.       Certain Contracts and Arrangements . . . . . . . . . . . .22
      5.17.       Legal Proceedings, etc.. . . . . . . . . . . . . . . . . .22
      5.18.       Operating Permits. . . . . . . . . . . . . . . . . . . . .23
      5.19.       Regulation as a Utility. . . . . . . . . . . . . . . . . .23
      5.20.       Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .23
      5.21.       Entire Assets. . . . . . . . . . . . . . . . . . . . . . .23

ARTICLE VI.REPRESENTATIONS AND WARRANTIES OF THE BUYER . . . . . . . . . . .24
      6.1.  Organization . . . . . . . . . . . . . . . . . . . . . . . . . .24
      6.2.  Authority Relative to this Agreement . . . . . . . . . . . . . .24
      6.3.  Consents and Approvals: No Violation . . . . . . . . . . . . . .24
      6.4.  Availability of Funds. . . . . . . . . . . . . . . . . . . . . .25
      6.5   Independent Evaluation . . . . . . . . . . . . . . . . . . . . .25

ARTICLE VII.COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . . . . . .25
      7.1.  Conduct of Business. . . . . . . . . . . . . . . . . . . . . . .25
      7.2.  Access to Information. . . . . . . . . . . . . . . . . . . . . .26
      7.3.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
      7.4.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . .27
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      7.5.  Public Statements. . . . . . . . . . . . . . . . . . . . . . . .29
      7.6.  Consents and Approvals . . . . . . . . . . . . . . . . . . . . .29
      7.7.  Fees and Commissions . . . . . . . . . . . . . . . . . . . . . .30
      7.8.  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .31
      7.9.  Supplements to Schedules; Notice of Breach . . . . . . . . . . .31
      7.10.       Employees. . . . . . . . . . . . . . . . . . . . . . . . .31
      7.11.       Risk of Loss . . . . . . . . . . . . . . . . . . . . . . .33
      7.12.       Environmental Matters. . . . . . . . . . . . . . . . . . .34
      7.13.       Real Estate Matters. . . . . . . . . . . . . . . . . . . .35
      7.14.       Creditworthiness of Buyer. . . . . . . . . . . . . . . . .36

ARTICLE VIII.CLOSING CONDITIONS. . . . . . . . . . . . . . . . . . . . . . .36
      8.1.  Conditions to Each Party's Obligations
                   to Effect the Transactions. . . . . . . . . . . . . . . .36
      8.2.  Conditions to Obligations of the Buyer . . . . . . . . . . . . .37
      8.3.  Conditions to Obligations of the Seller. . . . . . . . . . . . .39

ARTICLE IX.INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . .40
      9.1.  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .40
      9.2.  Defense of Claims. . . . . . . . . . . . . . . . . . . . . . . .41

ARTICLE X.TERMINATION AND ABANDONMENT. . . . . . . . . . . . . . . . . . . .43
      10.1.       Termination. . . . . . . . . . . . . . . . . . . . . . . .43
      10.2.       Procedure and Effect of Termination. . . . . . . . . . . .44

ARTICLE XI.MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . . . .45
      11.1.       Amendment and Modification . . . . . . . . . . . . . . . .45
      11.2.       Waiver of Compliance.. . . . . . . . . . . . . . . . . . .45
      11.3.       No Survival. . . . . . . . . . . . . . . . . . . . . . . .45
      11.4.       Notices. . . . . . . . . . . . . . . . . . . . . . . . . .45
      11.5.       Assignment . . . . . . . . . . . . . . . . . . . . . . . .46
      11.6.       Governing Law. . . . . . . . . . . . . . . . . . . . . . .47
      11.7.       Counterparts . . . . . . . . . . . . . . . . . . . . . . .47
      11.8.       Interpretation . . . . . . . . . . . . . . . . . . . . . .47
      11.9.       Schedules and Exhibits . . . . . . . . . . . . . . . . . .47
      11.10.      Entire Agreement . . . . . . . . . . . . . . . . . . . . .47
      11.11.      No Third Party Beneficiaries . . . . . . . . . . . . . . .47
      11.12.      No Relationship. . . . . . . . . . . . . . . . . . . . . .47
      11.13.      Severability . . . . . . . . . . . . . . . . . . . . . . .47

                                   EXHIBITS

      Exhibit A         - Assumption Agreement
      Exhibit B         - Bill of Sale
      Exhibit C         - Deed
      Exhibit C-2       - Easements
      Exhibit D         - FIRPTA Affidavit
      Exhibit E         - Interconnection and Site Agreement
      Exhibit F         - Wholesale Transition Service Agreement
      Exhibit G         - Guaranty

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                             ASSET SALE AGREEMENT

            THIS ASSET SALE AGREEMENT, dated as of May 15, 1998, is by and between Canal Electric Company, a Massachusetts corporation (the "Seller"), and Southern Energy New England, L.L.C., a Delaware limited liability company (the "Buyer"). Buyer and Seller are sometimes referred to herein as a "Party" and collectively as the "Parties".

            WHEREAS, the Buyer desires to purchase, and the Seller desires to sell, the Assets (as defined herein) upon the terms and conditions hereinafter set forth in this Agreement;

            NOW, THEREFORE in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                                  ARTICLE I.

                                  DEFINITIONS

            1.1. Definitions. (a) As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a).

            (1) "Activity and Use Limitation (AUL)" means a Grant of Environmental Restriction or Notice of an Activity and Use Limitation recorded, registered or filed in accordance with 310 CMR 40.1070 through 310 CMR 40.1099.

            (2) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

            (3) "Allowance" means (i) an authorization by the Administrator of the United States Environmental Protection Agency under the Acid Rain Program to emit up to one ton of sulfur dioxide during or after a specified calendar year; or (ii) an authorization by the Massachusetts Department of Environmental Protection under the state Nitrogen Oxides ("NOx") Budget Program (310 C.M.R. 7.27) authorizing the emission of up to one ton of NOx during the ozone season, May 1 through September 30 of each year.

            (4) "Assets" means all of the right, title and interest in, to and under the real and personal property, tangible or intangible, owned or leased by the Seller and constituting Canal Station or used principally in connection with the Canal Station, including, without limitation the following assets owned or leased by the Seller, but subject to the Easements and excluding the Excluded Assets referred to in Section 2.2:

            (i) the Real Estate (including all buildings, structures and other improvements thereon) described on Schedule 5.14(i) (the "Real Property");
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            (ii) all inventories of fuels, supplies, materials and spare parts located on or in transit to Canal Station on the Closing
      Date;

            (iii) the machinery, equipment, vehicles, furniture and other personal property located on the Real Property on the Closing Date, including, without limitation, the items of personal property included in Schedule 1.1 (a)(4)(iii) as being associated with Canal Station;

            (iv) the contracts, agreements and personal property leases listed on Schedule 5.16(a) as being associated with Canal Station or described in Section 5.16(a)(iii), and which are assignable;

            (v) the Operating Permits listed on Schedule 1.1 (a)(38) that are transferred to Buyer on the Closing;

            (vi) all books, operating records, engineering or design plans, specifications, procedures and similar items of the Seller relating specifically to the aforementioned assets other than books of account;

            (vii) certain of the Allowances and/or Emission Reduction Credits associated with Canal Station as are set forth on
      Schedule 1.1(a)(4)(vii);

            (viii) any assets purchased or to be purchased by the Seller pursuant to Section 7.4(d);

            (ix) all unexpired, transferable warranties received by the Seller from third parties with respect to any of the Assets as of the Closing Date;

            (x) all intellectual property owned by Seller and relating to the Assets, including, without limitation, the rights of the Seller in and to the name of the Canal Station;

            (xi) all rights of the Seller in and to any causes of action against third parties relating to any Asset or Assumed
      Liabilities;

            (xii) all guarantees and indemnification rights relating to the Assumed Liabilities; and

            (xiii) those capital improvements to the Assets identified on Schedule 1.1(a)(4)(xiii) hereto, which Seller will undertake prior to the Closing.

            (5) "Assumption Agreement" means the Assumption Agreement pursuant to which the Buyer assures and agrees to pay and perform certain obligations and liabilities of the Seller associated with the Assets, in the form of Exhibit A hereto.
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            (6)   "Bill of Sale" means the Bill of Sale to be delivered
at the Closing with respect to the Assets which constitute personal property and which are to be transferred at the Closing, substantially in the form of Exhibit B hereto.

            (7) "Business Day" shall mean any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in Boston, Massachusetts, are authorized by law or other governmental action to close.

            (8) "Buyer Representatives" means the Buyer's accountants, counsel, environmental consultants, financial advisors and other authorized representatives.

            (9) "Canal Station" means the electric generation facilities known as the Canal Station located in Sandwich, Massachusetts.

            (10) "CERCLA" means the Federal Comprehensive Environmental Response, Compensation and Liability Act.

            (11)  "CMR" means the Code of Massachusetts Regulations.

            (12) "Code" means the Internal Revenue Code of 1986, as amended.

            (13) "Confidentiality Agreement" means the Confidentiality Agreement, dated November, 1997, between Seller and the Buyer.

            (14) "Deed" means the Deed to be delivered at the Closing with respect to the Assets which constitute real property and which are to be transferred at the Closing substantially in the form of Exhibit C-1 hereto.

            (15) "Easements" means the reservations or grants or re-grants of easements substantially in the forms comprising Exhibit C-2 hereto.

            (16) "Emission Reduction Credits" means credits, in units that are established by the environmental regulatory agency with jurisdiction over the facility that has obtained the credits, resulting from a reduction in the emission of air pollutants from an emitting source or facility (including, without limitation, and to the extent allowable under applicable law, reductions from shut-downs, control of emissions beyond that required by applicable law, and fuel switching), that: (i) have been certified by the Massachusetts Department of Environmental Protection as complying with the law and regulations of the Commonwealth of Massachusetts governing the establishment of such credits (including, without limitation, that such emissions reductions are enforceable, permanent, quantifiable, real, and surplus); or (ii) have been certified by any other applicable regulatory authority as complying with the law and regulations governing the establishment of such credits (including, without limitation, that such emissions reductions are enforceable, permanent, quantifiable, real and surplus). Emission Reduction Credits include certified air emissions reductions, as described above, regardless of whether the regulatory agency certifying such reductions designates such certified air emissions reductions by a name other than "emissions reduction credits".
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            (17)  "Encumbrances" means any mortgages, pledges, liens,
security interests, conditional and installment sale agreements, activity and use limitations (except as provided in Section 7.12 hereof), conservation easements, deed restrictions, encumbrances and charges of any kind.

            (18) "Environmental Laws" means all Federal, state and local laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, ambient air, surface water, groundwater, and surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances.

            (19) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            (20) "ERISA Affiliate" means any person that was or is required to be treated as a single employer with the Seller under ss 414 of the Code.

            (21) "Estimated Adjustment Amount" means the Seller's good faith reasonable estimate of the Adjustment Amount and the Capital Improvement Amount, which estimate shall be provided to the Buyer no later than two Business Days before the Closing.

            (22) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            (23) "Existing Release" means the Release of Hazardous Substances specifically identified in the reports listed in Schedule 1.1(a)(23).

            (24)  "Federal Power Act" means the Federal Power Act of
1935.

            (25)  "FERC" means the Federal Energy Regulatory Commission.

            (26) "FIRPTA Affidavit" means the Foreign Investment in Real Property Tax Act Certification and Affidavit substantially in the form of Exhibit D hereto.

            (27) "Good Utility Practice" means any of the applicable practices, methods and acts (i) required by NEPOOL, the Northeast Power Coordinating Council, the North American Electric Reliability Council, the NEPOOL Independent System Operator or the successor of any of them; (ii) required by the policies and standards of the MDTE relating to emergency operations; or (iii) otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period; which in each case in the exercise of reasonable judgment in light of the facts known or that should have
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been known at the time a decision was made, could have been expected to accomplish the desired result in a manner consistent with law, regulation, safety, environmental protection, economy, and expedition. Good Utility Practice is intended to be acceptable practices, methods or acts generally accepted in the region, and is not intended to be limited to the optimum practices, methods or acts to the exclusion of all others.

            (28)  "Guarantor" shall mean Southern Energy, Inc.

            (29) "Hazardous Substances" means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or
(c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

            (30) "Holding Company Act" means the Public Utility Holding Company Act of 1935, as amended.

            (31)  "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

            (32) "Income Tax" means any federal, state, local or foreign Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

            (33) "Indentures" means the indentures listed on Schedule 1.1(a)(33) hereto.

            (34) "Independent Accounting Firm" means such independent accounting firm of national reputation mutually appointed by the Seller and the Buyer.

            (35) "Interconnection Agreement" means the Interconnection and Site Agreement, substantially in the form of Exhibit E hereto.
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            (36)  "Material Adverse Effect" means any change or changes in or effect or effects on the Assets after the date of this Agreement that, individually or in the aggregate, are materially adverse to the business, operation or condition (financial or otherwise) of the Assets, including, without limitation, any change or effect resulting from any governmental action taken after the date hereof applicable generally to the owners and operators of electric generating facilities in the Commonwealth of Massachusetts; provided, that a "Material Adverse Effect" shall not include (i) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electric power, (ii) any change or effect resulting from changes in the international, national, regional or local markets for any fuel used at the Assets, (iii) any change or effect resulting from changes in the North American, national, regional or local electric transmission or distribution systems, (iv) any change or effect the adverse impact of which is cured (including by the payment of money) by the Seller before the Termination Date, (v) any change or effect on the Assets affecting only the Seller and not the Buyer or the value of the Assets to the Buyer, or (vi) any change or effect on the Assets resulting solely from the Federal or state regulatory status of the Buyer or any of its Affiliates.

            (37)  "MDTE" means the Massachusetts Department of
Telecommunications and Energy.

            (38) "Operating Permits" means those permits, licenses and other governmental authorizations that are necessary to operate the Assets as owned and operated by the Seller as of the date of this Agreement, which are listed on Schedule 1.1(a)(38).

            (39) "Permitted Encumbrances" means (i) those Encumbrances set forth in Schedule 1.1(a)(39); (ii) the Easements; (iii) those exceptions to title to the Assets listed in Schedule 5.8; (iv) all exceptions, restrictions, easements, charges, rights of way and monetary and non-monetary encumbrances which are matters of record as of the effective date of the Specimen Title Policy or are set forth in an applicable FERC project license, or Department of the Army, Army Corps of Engineers license or Commonwealth of Massachusetts, Department of Environmental Protection Waterways license except for such encumbrances which secure indebtedness; (v) with respect to any date before the Closing Date, Encumbrances created by the Indentures;
(vi) Encumbrances incurred in connection with the Seller's purchase of properties or assets after the date of the Balance Sheets securing all or a portion of the purchase price therefor; provided that the aggregate amount of obligations secured by such assets does not exceed $500,000; (vii) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, provided that the aggregate amount being so contested does not exceed $500,000; (viii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller or the validity of which are being contested in good faith by appropriate proceedings, provided that the aggregate amount of the obligations underlying such liens does not exceed $500,000; (ix) zoning, entitlement, conservation restriction and other land use and environmental regulations by governmental authorities, provided that the foregoing do not materially interfere with the current use of the
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Assets;  and (x) and such other liens, imperfections in or failure of title, charges, easements, restrictions and encumbrances which do not materially detract from the value of the Assets as currently used or materially interfere with the present use of the Assets and do not, in the aggregate, have a Material Adverse Effect.

            (40) "Person" means any individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization and a governmental entity or any department or agency thereof.

            (41) "Power Sales Agreements" means those unit contracts between the Seller and each of Cambridge Electric Light Company, Commonwealth Electric Company, Boston Edison Company, New England Power Company and Montaup Electric Company, pursuant to which the Seller sells the output from Unit 1 of the Canal Station to Cambridge Electric Light Company and Commonwealth Electric Company, Boston Edison Company, New England Power Company and Montaup Electric Company, such contracts having an initial term presently running from July 1, 1968 through October 10, 2002.

            (42)  "Related Agreements" means the Interconnection
Agreement and the Transition Agreement.

            (43) "Release" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through air, water or soil, or otherwise into or through the environment.

            (44) "Response Action" means all activities included in the definitions of "assessment," "containment" and "removal" under Massachusetts General Laws Chapter 21E and 310 CMR 40.000.

            (45) "Response Action Outcome" means those outcomes defined under Massachusetts General Laws Chapter 21E and 310 CMR 40.000.

            (46)  "SEC" means the Securities and Exchange Commission.

            (47) "Securities Act" means the Securities Act of 1933, as amended.

            (48)  "Seller's Agreements" means those agreements listed on
Schedule 5.16(a) or described in Section 5.16(a)(iii).

            (49) "Specimen Title Policy" means the proposed form of title insurance policy included as Schedule 5.14(i) hereto.

            (50) "Standard Offer Service" means the electric service required to be provided by a Massachusetts retail electric distribution company to certain retail customers who do not elect to purchase electricity from an alternative supplier.

            (51) "Subsidiary" when used in reference to any other Person means any entity of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions of such entity are owned directly or indirectly by such other Person.
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            (52)  "Tax Return" means any return, report, information
return or other document (including any related or supporting information) required to be supplied to any authority with respect to Taxes.

            (53) "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state or local or foreign taxing authority, including, but not limited to, income, gross receipts, license, stamp, occupancy, water, excise, property, sales, transfer, use, franchise, payroll, unemployment, withholding, social security or any other taxes of any kind whatsoever, including any interest, penalties or additions attributable thereto.

            (54) "Transition Agreement" means the Wholesale Transition Service Agreement of even date herewith, between the Buyer and the Seller, in the form of Exhibit F hereto.

            (55)  "WARN Act" means the Federal Worker Adjustment
Retraining and Notification Act of 1988.

            (b) Each of the following terms has the meaning specified in the Section set forth opposite such term:

Term                                      Section

Adjustment Amount                         3.2(a)
Adjustment Statement                      3.2(a)
Assumed Liabilities                       2.3
Balance Sheet(s)                          5.5
Benefits Plans                            5.13(a)
Buyer                                     Recitals
Buyer Required Regulatory Approvals       6.3(b)
Capital Improvement Amount                3.1
Closing                                   4.1
Closing Amount                            4.2
Closing Date                              4.1
Conditions                                4.1
Direct Claim                              9.2(c)
Employee(s)                               7.10
Excluded Assets                           2.2
Excluded Liabilities                      2.4
Final Order                               8.1 (c)
Indemnifiable Loss                        9.1(a)
Indemnifying Party                        9.1(d)
Indemnitee                                9.1(c)
Independent Appraiser                     3.3
Inventory Adjustment Amount               3.2(a)
Purchase Price                            3.1
Real Estate                               5.14
Seller                                    Recitals
Seller Required Regulatory Approvals      5.3(b)
Termination Date                          10.1(b)

                                  ARTICLE II.

                               PURCHASE AND SALE

            2.1. The Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the
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Closing, the Seller will sell, assign, convey, transfer and deliver to the Buyer, and the Buyer will purchase and acquire from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances) all of the Seller's right, title and interest in, to and under the Assets.

            2.2. Excluded Assets. Notwithstanding any provision herein to the contrary, the Assets shall not include the following (herein referred to as the "Excluded Assets"):

            (a) all cash, cash equivalents, bank deposits, accounts receivable, and any income, sales, payroll or other tax receivables;

            (b) certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, interests in joint ventures, partnerships, limited liability companies and other entities;

            (c) the names "Commonwealth Energy System," "COM/Energy," "COM/Electric," "Commonwealth Electric Company," "Canal Electric Company," "Cambridge Electric Light Company," or any related or similar trade names, trademarks, service marks or logos;

            (d) the transmission, distribution, substation and communication facilities and related support equipment that are generally located at or adjacent to the Canal Station and belonging to Canal or one or more of its Affiliates and utilized in the electric transmission and distribution businesses of Canal or such Affiliates as identified in the diagram attached as
      Exhibit 1 to the Interconnection Agreement; and those assets to be sold to Commonwealth Electric Company on or before the Closing listed on Schedule 2.2(d) hereto;

            (e) any refund or credit (i) related to real or personal property Taxes paid prior to the Closing Date in respect of the Assets, whether such refund is received as a payment or as a credit against future real or personal property Taxes payable, or
      (ii) arising under any Seller's Agreement and relating to a period before the Closing Date;

            (f) except to the extent specifically required by law, all personnel records relating to employees of the Seller who become employees of the Buyer; and

            (g) the other rights and assets, if any, described or referred to in Schedule 2.2(g).

            2.3. Assumed Liabilities. On the Closing Date, the Buyer shall deliver to the Seller the Assumption Agreement, pursuant to which the Buyer shall assume and agree to discharge all of the liabilities and obligations of the Seller, which relate to the Assets, other than the Excluded Liabilities, in accordance with the respective terms and subject to the respective conditions thereof, including, without limitation, the following liabilities and obligations:

            (i) all liabilities and obligations of the Seller under (a) the Seller's Agreements, the Power Sales Agreements, the real property leases, and the Operating Permits in accordance with the
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
terms thereof, (b) the contracts, leases and other agreements entered into by the Seller with respect to the Assets which would be required to be disclosed on Schedule 5.16(a) but for the exception provided in clause (iii) of Section 5.16(a) of this Agreement, in accordance with the terms thereof, and (c) the contracts, leases and other agreements entered into by the Seller with respect to the Assets after the date hereof consistent with the terms of this Agreement (including, without limitation, agreements with respect to liabilities for real or personal property Taxes on any of the Assets entered into by the Seller and any local governmental authority); except in each case, to the extent such liabilities and obligations, but for a breach or default by the Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default;

            (ii) all liabilities and obligations associated with the Assets in respect of Taxes for which the Buyer is liable pursuant to Section 7.8;

            (iii) any liabilities and obligations associated with the Assets for which the Buyer has indemnified the Seller pursuant to
      Section 9.1(b);

            (iv) all liabilities and obligations with respect to the Employees to be employed by the Buyer relating to any period after the Closing Date for which the Buyer is responsible pursuant to Section 7.10;

            (v) any liability, obligation or responsibility under or related to former, current or future Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (a) any violation or alleged violation of Environmental Law, prior to the Closing Date, with respect to the ownership or operation of the Assets;
      (b) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest after the Closing Date), caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Assets prior to the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at the Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Assets; and
      (c) the investigation and/or remediation (whether or not such investigation or remediation commenced before the Closing Date or commences after the Closing Date) of Hazardous Substances that are present or have been Released prior to the Closing Date at, on, in, under, adjacent to or migrating from the Assets, including, but not limited to, Hazardous Substances contained in building materials at the Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Assets; provided, as to all of the above, that nothing set forth in this subsection shall require the Buyer to assume any liabilities that are expressly excluded in Section 2.4;

            (vi) any liability, obligation or responsibility under or related to former, current or future Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (a) any violation or alleged violation of Environmental Law, after the Closing Date, with respect to the ownership or operation of the Assets; (b) compliance with applicable Environmental Laws after the Closing Date with respect to the ownership or operation of the Assets;
      (c) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Assets after the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at or adjacent to the Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at the Assets; (d) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the off-site disposal, storage, transportation, discharge, Release, recycling, or the arrangement for such activities, of Hazardous Substances, after the Closing Date, in connection with the ownership or operation of the Assets; (e) the investigation and/or remediation of Hazardous Substances that are present or have been released after the Closing Date at, on, in, under, adjacent to or migrating from the Assets, including, but not limited to, Hazardous Substances contained in building materials at the Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to the Assets; and (f) the investigation and/or remediation of Hazardous Substances that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities, after the Closing Date, in connection with the ownership or operation of the Assets, at any off-site location; provided, that nothing set forth in this subsection shall require the Buyer to assume any liabilities that are expressly excluded in Section 2.4; and

            (vii) (a) any Tax relating to any period after the Closing Date that may be imposed by any state or local governmental authority on the ownership, sale, operation or use of the Assets relating to any period after the Closing Date, (b) real or personal property Taxes relating to any period after the Closing Date and (c) Permitted Encumbrances.

            2.4. Excluded Liabilities. The Buyer shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations:

            (i) any liabilities or obligations of the Seller in respect of any Excluded Assets or other assets of the Seller which are not Assets;

            (ii) any liabilities or obligations in respect of Taxes for which the Seller is liable pursuant to Section 7.8;

            (iii) any liabilities, obligations, or responsibilities relating to the disposal, storage, transportation, discharge, Release or recycling, by or for the Seller, of Hazardous
      Substances at any off-site location, which occurred prior to the

      Closing Date, provided that "off-site location" does not include any location contaminated by Hazardous Substances migrating from or to the Assets;

            (iv) any liabilities, obligations or responsibilities relating to the Easements including, without limitation, liabilities related to the disposal, discharge or Release of Hazardous Substances, whether such liabilities, obligations or responsibilities arose from the ownership or operation of said property, equipment or machinery prior to or after the Closing Date, unless caused by the Buyer's activities, operations or equipment or such activities, operations or equipment of Buyer's contractors, agents or affiliates;

            (v) any liabilities or obligations which are or would be required to be accrued by the Seller on a balance sheet of the Seller as of the Closing Date prepared in accordance with generally accepted accounting principles;

            (vi) any liabilities or obligations relating to any personal injury, discrimination, wrongful discharge, unfair labor practice or similar claim or cause of action, which relate to the ownership or operation by the Seller of the Assets prior to the Closing Date;

            (vii) any liabilities or obligations of the Seller or any ERISA Affiliate of the Seller under any Benefit Plan of the Seller or any ERISA Affiliate of the Seller covering any employees of the Seller or any ERISA Affiliate of the Seller including, without limitation, any liabilities or obligations under the Consolidated Omnibus Reconciliation Act of 1985, as amended;

            (viii) any liabilities or obligations associated with the Response Actions required to be performed by Seller under Section
      7.12 and any costs incurred by federal, state or local governmental authorities imposed on Buyer or Seller in connection therewith;

            (ix) any liability of the Seller arising out of a breach by the Seller of any of its obligations under this Agreement or any Related Agreement or Seller's Agreement;

            (x) any fines or penalties imposed by governmental agencies resulting from an investigation or proceeding pending prior to the Closing; or illegal acts, willful misconduct or gross negligence of the Seller prior to the Closing, other than with respect to the liabilities described in Sections 2.3(v) and (vi);

            (xi) any payment obligations of the Seller for goods delivered or services rendered prior to the Closing other than such obligations with respect to payment for capital improvements to Canal Station which would have been included in the Capital Improvement Amount had such payment obligations been expended by or for the account of Seller prior to the Closing;

            (xii) any liabilities or obligations imposed upon, assumed or retained by the Seller or any of its Affiliates pursuant to any Related Agreement;

            (xiii) any liabilities or obligations of the Seller resulting from entering into or performing its obligations pursuant to or consummating the transactions contemplated herein or in any Related Agreement;

            (xiv) any obligations for wages, overtime, employment taxes, severance pay, transition payments in respect of compensation or similar benefits accruing or arising prior to the Closing under any term or provision of any contract, instrument or agreement relating to any of the Assets other than such obligations with respect to payment for capital improvements to Canal Station which would have been included in the Capital Improvement Amount had such payment obligations been expended by or for the account of Seller prior to the Closing; and

            (xv) any liabilities or obligations of the Seller arising from the breach by the Seller on or prior to the Closing of any term or provision of any contract, instrument or agreement relating to any of the Assets.

            All such liabilities and obligations not being assumed pursuant to Section 2.4 are herein called the "Excluded Liabilities."

            2.5. Guaranty. Certain obligations of the Buyer hereunder shall be guaranteed by the Guarantor pursuant to the form of Guaranty attached hereto as Exhibit G.


                                 ARTICLE III.

                                PURCHASE PRICE

            3.1. Purchase Price. The purchase price for the Assets shall be an amount equal to the sum of (i) $401,091,000, plus (ii) the Adjustment Amount, plus (iii) any amounts expended by Seller under
Section 7.4(d) hereof, plus (iv) any Capital Improvement Amount (the "Purchase Price"). For purposes hereof, the Capital Improvement Amount shall be (x) any amounts expended by Seller between the date hereof and the Closing for capital improvements to the Assets which are not set forth on Schedule 1.1(a)(4)(xiii) and (y) that are made pursuant to Section 3.5. Notwithstanding the foregoing, no such amounts shall be added to the Purchase Price unless the capital improvements relating thereto were required to be made by either Good Utility Practice or Section 3.5, and (except for capital improvements made pursuant to Section 3.5) unless the Seller shall first have advised Buyer in writing of the capital improvements proposed to be made and Buyer shall have consented thereto in writing, which consent Buyer shall not unreasonably withhold.

            3.2. Purchase Price Adjustment. (a) Within thirty (30) days after the Closing, the Seller shall prepare and deliver to the Buyer a statement (an "Adjustment Statement") which reflects the net book value, as reflected on the books of the Seller as of the Closing Date, of all fuel inventory used at or in connection with the Assets (the "Adjustment Amount") and (ii) the Capital Improvement Amount. The Adjustment Statement shall be prepared using the same generally accepted accounting principles, policies and methods as the Seller has historically used in connection with the calculation of the items reflected on such Adjustment Statement. The Buyer agrees to cooperate with the Seller in connection with the preparation of each Adjustment Statement and related information, and shall provide to the Seller such books, records and information as may be reasonably requested from time to time.

            (b) The Buyer may dispute the Adjustment Amount or the Capital Improvement Amount; provided, however, that the Buyer shall notify the Seller in writing of the disputed amount, and the basis of such dispute, within ten (10) Business Days of the Buyer's receipt of the Adjustment Statement. In the event of a dispute with respect to any part of the Adjustment Amount or the Capital Improvement Amount, the Buyer and the Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the Buyer and the Seller are unable to reach a resolution of such differences within 30 days of receipt of the Buyers' written notice of dispute to the Seller, the Buyer and the Seller shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report to the parties, within 30 days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Buyer and the Seller so that the Buyer's share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm that is unsuccessfully disputed by the Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm. The parties shall at their own cost and expense cooperate with the Independent Accounting Firm, provide the Independent Accounting Firm with such books, records and information and make available to the Independent Accounting Firm its personnel associated therewith as may be reasonably requested from time to time.

            (c) (x) Within ten (10) Business Days after the Buyer's receipt of the Adjustment Statement, the Buyer shall pay all undisputed amounts, or if there is a dispute with respect to any amount on such Adjustment Statement, within five (5) Business Days after the final determination of such disputed amounts, the Buyer shall pay such disputed amount as finally determined to be payable with respect to such Adjustment Statement, less (y) the Estimated Adjustment Amount; provided, however, that if such amount shall be less than zero then the Seller will pay to Buyer the amount by which such amount is less than zero. Any amount paid under this Section 3.2(c) shall be paid with interest for the period commencing on the Closing Date, through the date of payment, calculated at the prime rate of BankBoston in effect on such Closing Date, and in cash by federal or other wire transfer of immediately available funds.

            3.3. Allocation of Purchase Price. The Buyer and the Seller shall use their good faith efforts to agree to allocate the Purchase Price among the items constituting the Assets within 45 days of the date of this Agreement. The Buyer or the Seller may obtain the services of a mutually acceptable independent engineer or appraiser to assist it in determining the fair value of the Assets for purposes of such allocation, the cost of which shall be borne equally by the parties. Each of the Buyer and the Seller agrees to file Internal
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
Revenue Service Form 8594, and all federal, state, local and foreign
Tax Returns, in accordance with any allocation agreed to pursuant to this Section 3.3, and to report the transactions contemplated by the Agreement for federal Income Tax and all other tax purposes in a manner consistent with any such agreed-upon allocation. Each of the Buyer and the Seller agrees to provide the other promptly with any other information required to complete Form 8594. Each of the Buyer and the Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding any agreed-upon allocation of the Purchase Price.

            3.4. Proration. (a) The Buyer and the Seller agree that all of the items normally prorated, including those listed below, relating to the business and operation of the Assets will be prorated as of the Closing Date, with the Seller liable to the extent such items relate to any time period through the Closing Date, and the Buyer liable to the extent such items relate to periods subsequent to the Closing
Date:

            (i) personal property, real estate, occupancy and water Taxes, assessments and other charges, if any, on or with respect to the business and operation of the Assets;

            (ii) rent, Taxes and other items payable by or to the Seller under any of the Seller's Agreements assigned to and assumed by the Buyer hereunder which are associated with the Assets;

            (iii) any permit, license, registration, compliance assurance fees or other fees with respect to any Operating Permit associated with the Assets;

            (iv) sewer rents and charges for water, telephone, electricity and other utilities.

            (b) In connection with the prorations referred to in (a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual Taxes or fees for the preceding year (or appropriate period) for which actual Taxes or fees are available and such Taxes or fees shall be reprorated upon request of either the Seller, on the one hand, or the Buyer, on the other hand, made within sixty (60) days of the date that the actual amounts become available. The Seller and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.4.

            3.5. Special Provisions Regarding NOx Compliance Expenditures. (a) On or prior to the Closing Date, Buyer may request that Seller undertake certain capital expenditures that are necessary to bring the Assets into full or partial compliance with Nitrogen Oxide ("NOx") standards which become applicable to the Assets in 1999. Seller shall undertake such capital expenditures on behalf of Buyer as reasonably directed by Buyer; provided, that in no event shall Seller be obligated to commence such capital expenditures prior to November 15, 1998; and provided, further, that if Seller does not commence such capital expenditures by such date, then the Purchase Price shall be reduced by $1.35 million (but not by more than $6.75 million in the aggregate in any twelve month period) for each 30 day period or portion thereof preceding the Closing during which such capital expenditures have not commenced in a manner reasonably satisfactory to Buyer.

            (b) Any amounts expended by Seller under Section 3.5(a), including interest thereon as provided for therein, shall constitute a Capital Improvement Amount. In the event that the Closing does not occur due to a default by Buyer of its obligations hereunder as a result of which the Seller is entitled to terminate this Agreement pursuant to Section 10.1(e), Buyer shall be liable for and shall pay to Seller all amounts which would have been included in the Capital Improvement Amount under Section 3.5(a) as of the date of termination had this Agreement not been terminated.


                                  ARTICLE IV.

                                  THE CLOSING

            4.1. Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement (the "Conditions"), the closing of the sale of the Assets contemplated by this Agreement (the "Closing") will take place at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 260 Franklin Street, Boston, Massachusetts 02110, at 10:00 A.M. (local time) on such date, not earlier than November 15, 1998, as the parties may agree which date is as soon as practicable, but no later than fifteen Business Days, following the date on which all of the Conditions have been satisfied or waived; or at such other place or time as the parties may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

            4.2. Payment of Purchase Price. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Assets, the Buyer will pay or cause to be paid to the Seller at the Closing an amount in United States dollars equal to the sum of (i) $401,091,000 plus (ii) the Estimated Adjustment Amount, plus (iii) any amounts expended by the Seller pursuant to Section 7.4(d) hereof (the "Closing Amount"), by wire transfer of immediately available funds or by such other means as are agreed upon by the Seller and the Buyer. The balance of the Purchase Price, or, alternatively, any amounts owing by the Seller to the Buyer, in each case determined in accordance with Section 3.2 hereof, shall be paid in accordance with such Section 3.2.

            4.3. Deliveries by the Seller. At the Closing, the Seller will deliver the following to the Buyer:

            (a)   The Bill of Sale, duly executed by the Seller;

            (b) All consents, waivers or approvals obtained by the Seller as of the Closing with respect to the Assets or the consummation of the transactions connected to the sale of the Assets contemplated by this Agreement, to the extent specifically required hereunder;

            (c) Each Related Agreement duly executed by each Affiliate of Seller party thereto;

            (d) An opinion of counsel and certificate (as contemplated by Section 8.2(d) and 8.2(e)) with respect to the Assets;

            (e) The Deed duly executed and acknowledged by the Seller and in recordable form;

            (f)   The FIRPTA Affidavit executed by the Seller;

            (g) All such other instruments of assignment or conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary to transfer to the Buyer the Assets in accordance with this Agreement and, where necessary or desirable, in recordable form; and

            (h) Such other agreements, documents, instruments and writings as are required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

            4.4. Deliveries by the Buyer. At the Closing, the Buyer will deliver the following to the Seller:

            (a) The Closing Amount, by wire transfer of immediately available funds or such other means as are agreed upon by the Seller and the Buyer;

            (b)   The Assumption Agreement duly executed by the Buyer;

            (c)   Each Related Agreement duly executed by the Buyer;

            (d) An opinion of counsel and certificate (as contemplated by Section 8.3(c) and 8.3(e)) with respect to the Assets;

            (e) All such other instruments of assumption as shall, in the reasonable opinion of the Seller and its counsel, be necessary for the Buyer to assume the Assumed Liabilities, in accordance with this Agreement; and

            (f) Such other agreements, documents, instruments and writings as are required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.


                                  ARTICLE V.

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

            The Seller represents and warrants to the Buyer as follows (all such representations and warranties, except those regarding the Seller, being made to the best knowledge of the Seller; for purposes hereof, the "best knowledge" of the Seller shall mean that knowledge which the members of Seller's management had or should have had following the conduct of an appropriate due diligence investigation with respect to the matter in question).

            5.1. Organization; Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted.
The Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in each case in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. The Seller has heretofore delivered to the Buyer complete and correct copies of its Articles of Organization and Bylaws as currently in effect.

            5.2. Authority Relative to this Agreement. The Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller, and assuming that this Agreement constitutes a valid and binding agreement of the Buyer, and subject to the receipt of the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

            5.3. Consents and Approvals; No Violation. (a) Other than obtaining the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, neither the execution and delivery nor the performance of this Agreement by the Seller will (i) conflict with or result in any breach of any provision of the Articles of Organization or Bylaws of the Seller, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (x) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect or (y) for those requirements which become applicable to the owner of the Assets as a result of the specific regulatory status of the Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Buyer (or any of its Affiliates) is or proposes to be engaged; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller is a party or by which the Seller or any of the Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller, or any of its assets, which
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violation would have a Material Adverse Effect.

            (b) Except for (i) the approvals under the Federal Power Act for the transactions contemplated by this Agreement and the Related Agreements (including, without limitation, with respect to the assignment to the Buyer of the Power Sales Agreements) listed in
Schedule 5.3 hereto, (ii) orders by the MDTE approving the transactions contemplated by this Agreement and the Related Agreements and (iii) the filings by the Seller and the Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act (the filings and approvals referred to in clauses
(i) through (iii) are collectively referred to as the "Seller Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the execution, delivery and performance of this Agreement by Seller or for the consummation by the Seller of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, will not, in the aggregate, have a Material Adverse Effect.

            5.4. Reports. Since January 1, 1995, the Seller has filed or caused to be filed, or will, prior to the Closing, file or cause to be filed with the SEC, the MDTE, and the FERC, as the case may be, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it with respect to the business and operations of the Seller as it relates to the Assets under each of the Securities Act, the Exchange Act, applicable Massachusetts public utility laws, the Federal Power Act, and the Price-Anderson Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed, and there are no material misstatements or omissions in respect of such reports.

            5.5. Financial Statements. Seller has made available to the Buyer its balance sheet, as of December 31, 1997. Such balance sheet (including the related notes thereto) is referred to herein as the "Balance Sheet." The Balance Sheet presents fairly, as of December
31, 1997, the financial position of the Seller in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein.

            5.6.  Undisclosed Liabilities.  Except as set forth in
Schedule 5.6, the Seller has no liability or obligation relating to the business or operations of the Assets, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature required by generally accepted accounting principles to be reflected in a corporate balance sheet or disclosed in the notes thereto, which are not accrued or reserved against in the Balance Sheet or disclosed in the notes thereto in accordance with generally accepted accounting principles, except those which either (i) were incurred in the ordinary course of business whether before or after the date of the Balance Sheet, or (ii) are not in the aggregate material to the Assets, or (iii) are Excluded Liabilities.
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            5.7.  Absence of Certain Changes or Events. Except (i) as
set forth in Schedule 5.7, or in the reports, schedules, registration statements and definitive proxy statements filed by either of the Seller or Commonwealth Energy System with the SEC and (ii) as otherwise contemplated by this Agreement, since the date of the Balance Sheet there has not been: (a) any Material Adverse Effect; (b) any damage, destruction or casualty loss, whether covered by insurance or not, which had a Material Adverse Effect; (c) any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing) by the Seller which is material to the business or operations of the Assets, except agreements, commitments or transactions in the ordinary course of business or as contemplated herein; or (d) any change by the Seller in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles.

            5.8.  Title and Related Matters.  Except as set forth in
Schedule 5.8 and except for Permitted Encumbrances, the Seller has marketable record title to the Real Estate as specified in the Specimen Title Policy. Except as set forth in Schedule 5.8 and except for Permitted Encumbrances, the Seller has good and valid title to the other Assets which it purports to own that are reflected in the Balance Sheet (other than those which have been disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances. None of the Permitted Encumbrances materially adversely affect the existing use of the Real Estate.

            5.9. Leases. Schedule 5.9 lists, as of the date of this Agreement, all real property leases under which the Seller is a lessee or lessor and which (x) are to be transferred and assigned to the Buyer on the Closing Date, and (y) (i) provide for annual payments of more than $500,000 or (ii) are material to the business, operations or financial condition of the Assets. Except as set forth in Schedule 5.9, all such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing material defaults by the Seller thereunder; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default by the Seller thereunder.

            5.10. Insurance. Except as set forth in Schedule 5.10, all material policies of fire, liability, worker's compensation and other forms of insurance owned or held by and insuring the Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers' compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 5.10, as of the date of this Agreement, the Seller has not in the prior 12 month period been refused any insurance with respect to the Assets nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last twelve months.

            5.11. Environmental Matters. Except as disclosed in Schedule
5.11 or in any public filing by the Seller or Commonwealth Energy
System pursuant to the Securities Act or the Exchange Act:
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            (a)   The Seller as of the date of this Agreement is in
compliance with applicable Environmental Laws with respect to the business and operation of the Assets except for such failures to be in compliance with applicable Environmental Laws, which, in the aggregate, are not reasonably likely to have a Material Adverse
Effect;

            (b) The Seller has not received any written request for information, or been notified that it is a potentially responsible party under CERCLA or Chapter 21E of the Massachusetts General Laws with respect to any portion of the Assets that has not been resolved or settled except for such liability under such laws as would not be reasonably likely to have a Material Adverse Effect; and

            (c) The Seller has not entered into or agreed to any consent decree or order, and is not subject to any judgment, decree, or judicial order relating to compliance with any Environmental Law with respect to the Assets except for such consent decrees, orders or judgments that, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

            The representations and warranties made in this Section 5.11, in Section 5.18 with respect to Operating Permits and in Section 7.12, are the Seller's exclusive representations and warranties relating to environmental matters.

            5.12. Labor Matters. Schedule 5.12 lists, and the Seller has previously delivered to the Buyer copies of all collective bargaining agreements and other agreements or commitments to be applicable to the Buyer pursuant to Section 7.10, to which the Seller is a party or is subject and which relate to the business or operation of the Assets. Solely (in each of the following clauses (a) through (f)) with respect to the business or operation of the Assets, except to the extent set forth in Schedule 5.12 and except for such matters as will not have a Material Adverse Effect, (a) the Seller is in compliance with all applicable laws respecting employment and employment practices, occupational health and safety, terms and conditions of employment and wages and hours; (b) the Seller has not received written notice of any unfair labor practice complaint against the Seller pending before the National Labor Relations Board; (c) there is no labor strike, slowdown or stoppage actually pending or threatened against or affecting the Seller; (d) the Seller has not received notice that any representation petition respecting the employees of the Seller has been filed with the National Labor Relations Board; (e) no severance, grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending against the Seller and (f) the Seller has not experienced any primary work stoppage since at least 1973.

            5.13. ERISA: Benefit Plans. (a) Except as set forth in
Schedule 5.13, the Seller has fulfilled its obligations under the minimum funding requirements of Section 302 of ERISA, and Section 412 of the Code, with respect to each deferred compensation, pension, profit-sharing and retirement plan, including multi-employer plans, welfare benefit plans and bonus and other employee benefit or fringe benefit plans maintained or with respect to which contributions are made by the Seller or an ERISA Affiliate of Seller in respect of employees employed at the Canal Station ("Benefit Plans"). Accurate and complete copies of all such Benefit Plans, including multi-employer plans (as defined in Section 3(37) of ERISA), have been made
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available to the Buyer.

            (b) Except as set forth in Schedule 5.13, the Seller has fulfilled its obligations under the minimum funding requirements of
Section 302 of ERISA, and Section 412 of the Code, with respect to each Benefit Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA). Each Benefit Plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code. The Seller has not incurred any liability to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan which is subject to Title IV of ERISA. Except as set forth in
Schedule 5.13, no withdrawal liability has been incurred by or asserted against the Seller with respect to any Benefit Plan which is a multi-employer plan.

            5.14. Real Estate. The Specimen Title Policy included herewith as Schedule 5.14(i) contains a description of, and exhibits indicating the location of, the real property owned by the Seller and included in the Assets (the "Real Estate"). Copies of the plans with respect to the Real Estate identified on Schedule 5.14(ii) have heretofore been delivered by the Seller to the Buyer.

            5.15. Condemnation. Except as set forth in Schedule 5.15, neither the whole nor any part of the Real Estate or any other real property or rights leased, used or occupied by the Seller in connection with the ownership or operation of the Assets is subject to any pending suit for condemnation or other taking by any public authority, and no such condemnation or other taking has been threatened.

            5.16. Certain Contracts and Arrangements. (a) Except (i) as listed in Schedules 1.1(a)(33), 5.9, 5.16(a) or 7.10(b), (ii) for
contracts, agreements, personal property leases, commitments, understandings or instruments which will expire prior to the Closing Date, and (iii) for agreements with suppliers entered into in the ordinary course of business, the Seller is not a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to the business or operation of the Assets.

            (b) Except as disclosed in Schedule 5.16(b), each of the Power Sales Agreements and each of the Seller's Agreements (i) constitutes a valid and binding obligation of the Seller and of the other parties thereto, and (ii) is in full force and effect.

            (c) Except as set forth in Schedule 5.16(c), there is not, under any of the Power Sales Agreements or the Seller's Agreements, any default or event which, with notice or lapse of time or both, would constitute a default on the part of the Seller, except, with respect to the Seller's Agreements only, such events of default and other events as to which requisite waivers or consents have been obtained or which would not, in the aggregate, have a Material Adverse Effect.

            5.17. Legal Proceedings, etc. Except as set forth in
Schedule 5.17 or in any filing made by Commonwealth Energy System or the Seller pursuant to the Securities Act or the Exchange Act, there are no claims, actions, proceedings or investigations pending or threatened against or relating to the Seller before any court,
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governmental or regulatory authority, arbitration panel or body acting in an adjudicative capacity, which, if adversely determined, would be reasonably likely to have a Material Adverse Effect either singly or in the aggregate. Except as set forth in Schedule 5.17 or in any filing made by Commonwealth Energy System or the Seller pursuant to the Securities Act or the Exchange Act, the Seller is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court or governmental or regulatory authority which individually or in the aggregate have a Material Adverse Effect.

            5.18. Operating Permits. (a) The Seller has all the Operating Permits, except where the failure to have such Operating Permits is not reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 5.11, the Seller has not received any written notification that it is in violation of any of such Operating Permits, or any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority applicable to Seller, except for notifications of violations which would not, in the aggregate, be reasonably likely to have a Material Adverse Effect. The Seller is in substantial compliance with all Operating Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any governmental or regulatory body or authority applicable to it, except for violations which, in the aggregate, do not have or are not reasonably likely to have a Material Adverse Effect.

            (b)   Schedule 1.1(a)(38) sets forth all Operating Permits.

            5.19. Regulation as a Utility. The Seller is an "electric company" within the meaning of Chapter 164 of the Massachusetts
General Laws, and a "public utility company" within the meaning of the Holding Company Act.

            5.20. Taxes. With respect to the Assets (i) all Tax Returns required to be filed other than those Tax Returns the failure of which to file would not have a Material Adverse Effect have been filed, and
(ii) all material Taxes shown to be due on such Tax Returns have been paid in full. Except as set forth in Schedule 5.20, no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of the Seller in respect of the Assets, which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 5.20 is being contested in good faith through appropriate proceedings. Except as set forth in
Schedule 5.20, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Assets for any period. None of the Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code, and none of the Assets is "tax-exempt use" property within the meaning of Section 168(h) of the Code.

            5.21. Entire Assets.  Except as expressly set forth in
Schedule 5.21, the Assets (including Real Estate) include all of the material assets or properties that, individually or in the aggregate, are used in, or are necessary for, the operation of the Canal Station.

      EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, THE ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS, WHERE IS," AND THE SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR
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WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING
SUCH ASSETS, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.


                                  ARTICLE VI.

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

            The Buyer represents and warrants to the Seller as follows:

            6.1. Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. The Buyer has heretofore delivered to the Seller complete and correct copies of its Certificate of Organization and LLC Operating Agreement (or other similar governing documents), as currently in effect.

            6.2. Authority Relative to this Agreement. The Buyer has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Members of the Buyer and no other proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer, and assuming that this Agreement constitutes a valid and binding agreement of the Seller, subject to the receipt of the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

            6.3. Consents and Approvals: No Violation. (a) Except as set forth in Schedule 6.3, and other than obtaining the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, neither the execution and delivery of this Agreement by the Buyer nor the purchase by the Buyer of the Assets pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Organization and LLC Operating Agreement (or other similar governing documents) of the Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of Termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained.
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            (b)   Except (i) as set forth in Schedule 6.3 and (ii) for
the filings by the Buyer and the Seller required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act (the filings and approvals referred to in clauses (i) and (ii) are collectively referred to as the "Buyer Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by the Buyer of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, in the aggregate, would not have a material adverse effect on any of the Buyer's material obligations hereunder.

            6.4. Availability of Funds. The Buyer has sufficient funds available to it or has received or will receive prior to the Closing Date binding written commitments from responsible financial institutions to provide sufficient funds on the Closing Date to pay the Purchase Price.

            6.5 Independent Evaluation. The Buyer has been afforded an opportunity by the Seller to conduct an investigation of the Assets, including, without limitation, the opportunity to review environmental reports and analyses with respect to the Assets described in Schedule 5.11, the opportunity to conduct a physical inspection of the Assets, and the opportunity to discuss matters with respect to the Assets with officers and employees of, and advisors and consultants to, the Seller, including the Seller's environmental consultants, and has conducted an independent evaluation of the Assets based upon the results of such investigation. The Buyer has not relied upon any representations or warranties with respect to the Assets other than those specifically set forth herein.


                                 ARTICLE VII.

                           COVENANTS OF THE PARTIES

            7.1. Conduct of Business. Except as described in Schedule 7.1, during the period from the date of this Agreement to the Closing Date, the Seller will operate the Assets according to its ordinary and usual course of business consistent with Good Utility Practice.
Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in Schedule 7.1, prior to the Closing Date, without the prior written consent of the Buyer, the Seller will not with respect to the Assets:

                  (i) (x) create, incur or assume any amount of indebtedness for money borrowed (including obligations in respect of capital leases), other than in the ordinary course of business and except for Permitted Encumbrances and indebtedness which does not create any Encumbrance on the Assets; or (y) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business;
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                  (ii) make any material change in the levels of fuel
      inventory and stores inventory customarily maintained by the Seller with respect to the Assets except for such changes which are consistent with Good Utility Practice;

                  (iii) sell, lease (as lessor), transfer or otherwise dispose of, any of the Assets other than assets used, consumed or replaced in the ordinary course of business consistent with Good Utility Practice and not mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Assets, other than Permitted Encumbrances;

                  (iv) amend any of the Power Sales Agreements or the Seller's Agreements or enter into any other agreements for the sale of power from the Assets having a term extending more than thirty (30) days beyond the Closing Date;

                  (v) enter into or amend any real or personal property Tax agreement, treaty or settlement;

                  (vi) enter into any commitment for the purchase or sale of fuel (whether commodity or transportation) having a term that extends beyond the Closing Date if the aggregate payment under such commitment following the Closing Date is expected to exceed $10 million or if the aggregate payments under such commitment and all other then outstanding commitments not previously consented to by the Buyer would be expected to exceed $30 million following the Closing Date;

                  (vii) amend any Operating Permit;

                  (viii) enter into any agreement or commitment with any Affiliate that survives the Closing; or

                  (ix) enter into any written or oral contract, agreement, commitment or arrangement with respect to any of the transactions set forth in the foregoing paragraphs (i) through
      (ix).

            7.2. Access to Information. (a) Between the date of this Agreement and the Closing Date, the Seller will, during ordinary business hours and upon reasonable notice (i) give the Buyer and the Buyer Representatives reasonable access to its managerial personnel and to all books, records, plants, offices and other facilities and properties constituting the Assets to which the Buyer is permitted access by law; (ii) permit the Buyer to make such reasonable inspections thereof as the Buyer may reasonably request; (iii) furnish the Buyer with such financial and operating data and other information with respect to the Assets in the possession of Seller as the Buyer may from time to time reasonably request; (iv) furnish the Buyer a copy of each material report, schedule or other document filed or received by Seller or any of Seller's Affiliates with respect to the Assets with the SEC, MDTE, or FERC; provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Assets, (B) the Seller shall not be required to take any action which would constitute a waiver of the attorney/client privilege and (C) the Seller need not supply the Buyer with any information which the Seller is under a legal obligation not to supply; and (v) give the Buyer access to the
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environmental reports identified in Schedule 5.11 and Operating
Permits and other permits and licenses for the Assets.
Notwithstanding anything in this Section 7.2 to the contrary, (i) the Seller will only furnish or provide such access to personnel and medical records as is required by law, and (ii) the Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on, or underneath the Assets without the approval of the Seller.

            (b) All information furnished to or obtained by the Buyer and the Buyer Representatives pursuant to this Section 7.2 shall be subject to the provisions of the Confidentiality Agreement and shall be treated as "Proprietary Information" (as defined in the Confidenti-ality Agreement).

            (c) For a period of ten years after the Closing Date, the Seller and its representatives shall have reasonable access to all of the books and records related to the Assets transferred to the Buyer hereunder to the extent that such access may reasonably be required by the Seller in connection with matters relating to or affected by the operation of the Assets prior to the Closing Date; provided, however, that Seller shall first enter into a definitive confidentiality agreement with the Buyer with respect thereto on such terms and conditions as the Buyer may reasonably require. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. The Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 7.2(c). If the Buyer shall desire to dispose of any such books and records prior to the expiration of such ten-year period, the Buyer shall, prior to such disposition, give the Seller a reasonable opportunity at the Seller's expense, to segregate and remove such books and records as the Seller may select.

            7.3. Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

            7.4. Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Assets pursuant to this Agreement. Notwithstanding anything in the previous sentence to the contrary, and pursuant to Section 7.6(c), the Seller and the Buyer shall use their commercially reasonable efforts to transfer the existing Operating Permits (or to obtain reissued or new Operating Permits) to the Buyer effective as of the Closing. From time to time after the date hereof, without further consideration, the Seller will, at its own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order to more effectively vest in the Buyer the Seller's title to the Assets (as described in Section 5.8). From time to time after the date hereof, the Buyer will, at its own expense, execute and deliver such documents to the Seller as the Seller may reasonably request in order to more effectively consummate the sale of the Assets pursuant to this Agreement.
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            (b)   In the event that any Asset shall not have been
conveyed to the Buyer at the Closing, the Seller shall, subject to
Section 7.4(d), use its best efforts to convey such asset to the Buyer as promptly as is practicable after the Closing. In the event that any Easement shall not have been retained by the Seller after the Closing, the Buyer shall use its best efforts to grant such Easement to the Seller as promptly as is practicable after the Closing.

            (c) To the extent that the Seller's rights under any Power Sales Agreement or Seller's Agreement may not be assigned without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) by the Closing. The Seller and the Buyer agree that if any consent to an assignment of any Power Sales Agreement or Seller's Agreement shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer's rights and obligations under the Power Sales Agreement or Seller's Agreement in question so that the Buyer would not in effect acquire the benefit of all such rights and obligations, the Seller, to the maximum extent permitted by law and such Power Sales Agreement or Seller's Agreement, shall after the Closing, unless the Seller elects to comply with Section 7.4(d) hereof, appoint the Buyer to be the Seller's agent with respect to such Power Sales Agreement or Seller's Agreement, and the Seller shall, to the maximum extent permitted by law and such Power Sales Agreement or Seller's Agreement, enter into such reasonable arrangements with the Buyer as are necessary to provide the Buyer with the benefits and obligations of such Power
Sales Agreement or Seller's Agreement from the Closing. The Seller and the Buyer shall cooperate and shall each use their commercially reasonable efforts after the Closing to obtain an assignment of such Power Sales Agreement or Seller's Agreement to the Buyer.

            (d) To the extent that any personal property lease relating to any assets which are principally used by the Seller for generation purposes at the Assets and listed in Schedule 5.16(a), cannot be assigned to the Buyer or are not subject to arrangements described in Section 7.4(c), the Seller will use its commercially reasonable efforts to acquire the assets relating to such lease at market terms and conditions and to include them in the Assets before the Closing Date. The Seller will not commit to any such acquisition that would require the Buyer to pay more than $100,000 individually or $500,000 in the aggregate pursuant to Sections 3.1 or 4.2 without the Buyer's prior written consent.

            (e) Performance and timing of all capital improvements, including with respect to the planning, scope and acceptance criteria associated with such improvements, proposed to be made by the Seller at the Canal Station after the date of this Agreement, including, without limitation, the capital improvements set forth on Schedule 1.1(a)(4)(xiii), will be subject to the consent of the Buyer, which consent will not be unreasonably withheld or delayed.

            (f) Commencing on the execution of this Agreement, the Buyer shall have the right to review and provide advice in connection with the day to day operation of the Canal Station, including, without limitation, in connection with fuel and inventory procurement and maintenance, and have a designated representative of the Buyer at the
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Canal Station, provided, however, that the Buyer shall not
unreasonably interfere with the Seller's use of the Assets. In the event the Buyer provides such advice, the Seller will use commercially reasonable efforts to cooperate with such advice, provided, however, that such efforts shall not require the Seller to incur any additional costs or expenses and provided further, that the Seller shall at all times prior to the Closing retain the right to operate the Assets in accordance with Good Utility Practice.

            (g) To the extent that any of Seller's rights under any guaranties, warranties and indemnifications applicable to the Assets or the Assumed Liabilities are nontransferable or nonassignable, the Seller shall use its commercially reasonable efforts to secure to the Buyer the benefits thereof in some other manner (including the exercise of the rights of the Seller thereunder) upon the request of the Buyer. At the Buyer's written request, the Seller shall pursue claims under such guaranties, warranties and indemnifications in such manner and to such extent as the Buyer shall from time to time direct, and the Seller shall cooperate with the Buyer in such pursuit, including providing the Buyer with all applicable documentation and making the Seller's officers, employees and agents reasonably available for the purpose of providing evidence (by affidavit, deposition or otherwise) in connection therewith. The Buyer shall reimburse the Seller for all reasonable costs and expenses incurred by the Seller in connection with such pursuit and cooperation. Notwithstanding the foregoing, the Seller shall not be obligated to bring or file suit against any third party, provided that if the Seller shall determine not to bring or file suit after being so requested by the Buyer, the Seller shall assign its rights in respect of any such claim so that the Buyer may bring or file such suit.

            7.5. Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law and except that the parties may make public announcements, statements or other disclosures with respect to this Agreement and the transactions contemplated hereby to the extent and under the circumstances in which the Parties are expressly permitted by the Confidentiality Agreement to make disclosures of "Proprietary Information" (as defined in the Confidentiality Agreement).

            7.6. Consents and Approvals. (a) The Seller and the Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties shall consult with each other as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

            (b) The Seller and the Buyer shall cooperate with each other and (i) promptly prepare and file all necessary documentation,
(ii) effect all necessary applications, notices, petitions and filings
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and execute all agreements and documents, and (iii) use all commercially reasonable efforts to obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii) and (iii), necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Seller or the Buyer is a party or by which any of them is bound or to obtain any additional governmental permits, licenses or other consents that the Buyer considers useful in connection with the operation or ownership of the Assets. The Seller shall have the right to review and approve in advance all characterizations of the information relating to Assets; and each of the Seller and the Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby.

            (c) Buyer shall assume primary responsibility for securing the transfer or reissuance of the Operating Permits effective as of the Closing Date. Seller shall cooperate with the Buyer's efforts in this regard and the Seller shall use all commercially reasonable efforts to assist in the transfer or reissuance when so requested by Buyer. In the event that the Buyer is unable, despite commercially reasonable efforts, to obtain a transfer or reissuance of one or more Operating Permits as of the Closing Date, the Buyer may use the Operating Permits issued to the Seller provided (i) Buyer notifies the Seller prior to Closing, (ii) Buyer continues to make commercially reasonable efforts to obtain a transfer or reissuance of such Operating Permits after the Closing and (iii) Buyer indemnifies the Seller for any losses, claims or penalties suffered by the Seller in connection with any Operating Permit that is not transferred or reissued as of the Closing Date resulting from Buyer's operation of the Assets following the Closing Date. In no event shall Buyer use or otherwise rely on an Operating Permit issued to Seller beyond one year after Closing unless Buyer has, after exercising its reasonable efforts, been unable to obtain same and such reliance is not prohibited by law.

            (d) The Seller shall advise, inform and consult with the Buyer regarding all matters which may affect in any material respect the Buyer's ownership and operation of the Assets after the Closing or the Assumed Liabilities. In this regard, the Seller agrees not to enter into any agreement or arrangement with respect to the Assets with any person, including, without limitation, with any governmental or regulatory authority, whether in connection with the obtaining of the Seller's Required Regulatory Approvals or otherwise, which may reasonably be expected to cause a material adverse effect for the Buyer or the Assets without first consulting with the Buyer and obtaining Buyer's consent; provided, that nothing herein shall be deemed to inhibit the Seller from doing whatever it determines to be necessary to comply with any requirements of law applicable to it or the Assets.

            7.7. Fees and Commissions. The Seller and the Buyer each represent and warrant to the other that, except for Goldman, Sachs & Co., which is acting for and at the expense of the Seller, and Credit Suisse First Boston, which is acting for and at the expense of the
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Buyer, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the party making such representation. The Seller and the Buyer will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than as described above) incurred by reason of any action taken by such party.

            7.8. Tax Matters. (a) All transfer and sales Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Buyer, and the Buyer, at its own expense, will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such transfer or sales taxes, and, if required by applicable law, the Seller will join in the execution of any such Tax Returns or other documentation.
Prior to the Closing Date, the Seller will provide to the Buyer, to the extent possible, an appropriate certificate of no Tax due from each applicable taxing authority.

            (b) With respect to Taxes to be prorated in accordance with Section 3.4 of this Agreement only, the Buyer shall prepare and timely file all Tax Returns required to be filed with respect to the Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. The Buyer's preparation of any such Tax Returns shall be subject to the Seller's approval, which approval shall not be unreasonably withheld. The Buyer shall make such Tax Returns available for the Seller's review and approval no later than 25 Business Days prior to the due date for filing such Tax Return. Within 20 Business Days after receipt of such Tax Return, the Seller shall pay to the Buyer the Seller's proportionate share of the amount shown as due on such Tax Return determined in accordance with the
Section 3.4 of this Agreement.

            (c) Each of the Buyer and the Seller shall provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 7.8(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

            7.9. Supplements to Schedules; Notice of Breach. Prior to the Closing Date, the Seller shall supplement or amend the Schedules required by Section 2.4 and Article V with respect to any matter relating to the Assets which was or would be required to be set forth or described in such Schedules. No supplement or amendment of any Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the parties agree thereto in writing. Each party agrees to advise the other party promptly in writing of any matter or occurrence of which it becomes aware which may constitute a breach by either party of any representation, warranty or covenant contained in this Agreement, or of any reason of which it becomes aware why a condition to the performance of either party's obligations hereunder may not be satisfied on or before the Closing Date.

            7.10.       Employees.  (a) Buyer is required to offer
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employment, from and after the Closing Date, to those employees employed by Seller immediately prior to the Closing (including any such employees absent from active service by reason of illness, disability or leave of absence whether paid or unpaid) who are members of Local 480, Utility Workers' Union of America, AFL-CIO (the "Local 480") in job classifications identified in Schedule 7.10(a) hereto and whose employment responsibilities primarily relate to the Assets. All such offers of employment shall be made in accordance with (i) all applicable laws and regulations, and (ii) the Collective Bargaining Agreement and Memorandum of Understanding as defined in Section 7.10(b) below. Each person who becomes employed by Buyer pursuant to this Section 7.10(a) shall be referred to herein as a "Union Employee."

            (b) Schedule 7.10(b) sets forth the collective bargaining agreement, and amendments thereto, to which Seller is a party with Local 480 in connection with the Assets (collectively, the "Collective Bargaining Agreement"), and the Memorandum of Understanding between Seller and Local 480 (the "MOU"). From and after the Closing Date, Buyer will comply with all applicable obligations under the Collective Bargaining Agreement, System Personnel Policies, and any other existing labor agreements as they relate to the Union Employees covered thereby to be employed at the Assets to the extent such obligations are identified in Schedule 7.10(b). Further, Buyer will accept and fulfill all obligations under the MOU that are designated for Buyer, including but not limited to the obligation of Buyer to recognize Local 480 as the collective bargaining agent of the Union Employees to the extent such obligations are identified in Schedule 7.10(b).

            In the event that Buyer shall sell the Assets to a third party prior to the expiration of the existing Collective Bargaining Agreement, or any Buyer-negotiated extension thereof, Buyer shall require such third party to assume and comply with the obligations of the Buyer hereunder, including but not limited to the requirement to offer employment to the Union Employees employed by the Buyer immediately prior to the change in owner, the obligation to recognize Local 480, as the collective bargaining agent of the Union Employees, and to comply with all applicable obligations under the Collective Bargaining Agreement, System Personnel Policies, and any other existing labor agreements, to the extent such obligations are identified in Schedule 7.10(b), as they relate to the Union Employees covered thereby to be employed at the Assets.

            (c) Buyer is required to provide benefits to the Union Employees equivalent to those provided under the Collective Bargaining Agreement for the term of the Collective Bargaining Agreement. Buyer shall have the right to use different benefit providers and to establish its own employee benefit plans and plan administration to provide Union Employees with a level of benefits equivalent to the level of benefits set forth in the Collective Bargaining Agreement. For purposes of health care coverage, Buyer shall waive all limitations as to pre-existing condition exclusions and waiting periods for Union Employees who become employees of Buyer unless such exclusions would have applied to the Union Employees had they remained employed by the Seller.
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            Buyer shall recognize service time with the Seller for
purposes of eligibility and vesting in any benefit plan, program, or fringe benefit arrangement in the event that Buyer shall sell the Assets to a third party prior to the expiration of the existing collective bargaining agreement or negotiated extension thereof, Buyer shall require such third party to comply with this obligation.

            Notwithstanding the Buyer's assumption of the Collective Bargaining Agreement and the MOU, the Buyer shall not assume sponsorship or any other obligation under any Benefit Plan of the Seller or any ERISA Affiliate of the Seller in connection with the assumption of such agreements or in connection with hiring any of the Union or Nonunion Employees. All benefits accrued under such Benefit Plans and all benefits currently payable as of the Closing Date shall be and remain the obligation of the Seller.

            (d) Buyer is not required to employ any employees of Seller other than the Union Employees (the "Nonunion Employees"); provided, that with respect to any Nonunion Employee who is employed by Buyer whose employment is terminated by Buyer within six months following the Closing Date, the Buyer shall pay severance benefits at least equal to those that would have been payable by Seller if the Nonunion Employee had remained employed by Seller until the date of such termination, under severance plans, policies, or agreements of the Seller in effect immediately prior to the Closing.

            (e) Seller agrees to timely perform and discharge all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees arising from the sale of the Assets to Buyer up to and including the Closing Date for those employees who will become employees from and after the Closing Date. After the Closing Date, Buyer shall be responsible for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees with respect to the Assets.

            (f) The Seller shall pay all the Seller's employees that are to be employed by the Buyer, all compensation, bonus, severance, vacation and holiday compensation, workers' compensation or other employment benefits which have accrued to such employees through and including the Closing Date prior to the date such employees become employees of the Buyer.

            (g) To mitigate potential concerns that the Seller's employees who may be hired by the Buyer under this Agreement may have with respect to the Buyer, the parties will arrange meetings and interviews with such employees (in groups and/or individually) and the Buyer at mutually convenient times to provide the Buyer the opportunity to address such concerns promptly after the execution of this Agreement.

            7.11. Risk of Loss. (a) From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Assets shall be borne by the Seller.

            (b) If, before the Closing Date all or any portion of the Assets are taken by eminent domain, or is the subject of a pending or (to the knowledge of the Seller) contemplated taking which has not been consummated, the Seller shall notify the Buyer promptly in
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
writing of such fact. If such taking would have a Material Adverse Effect, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such taking (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Seller has notified the Buyer of such taking, then the Buyer or the Seller may terminate this Agreement pursuant to Section
10.1(g).

            (c) If, before the Closing Date all or any material portion of the Assets are damaged or destroyed by fire or other casualty, the Seller shall notify the Buyer promptly in writing of such fact. If such damage or destruction would have a Material Adverse Effect and the Seller has not notified the Buyer of its intention to cure such damage or destruction within fifteen (15) days after its occurrence, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such casualty (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Seller has notified the Buyer of such casualty, then the Buyer or the Seller may terminate this Agreement pursuant to Section 10.1(g).

            7.12. Environmental Matters. (a) The Massachusetts Department of Environmental Protection has identified the following Massachusetts Contingency Plan (310 C.M.R. 40.000) release sites at the Assets which have not yet been closed under the MCP: Release Tracking Number (RTN): 4-13791 and 4-13525. Seller shall perform all Response Actions necessary to achieve a Response Action Outcome ("RAO") under the Massachusetts Contingency Plan for Existing Releases at RTN 4-13791 and 4-13525. For the areas marked as MW-2 Disposal Site Area, MW-4 Disposal Site Area, MW-7 Disposal Site Area, and MW-14 Disposal Site Area and RICWIL Disposal Site Area on Schedule 7.12, Seller shall achieve a Class A or B RAO for Existing Releases. No condition or requirement of the RAO described herein shall unreasonably impair the Buyer's operation and use of the Assets as operated and used by Seller as of the date of this Agreement and Seller shall be responsible for all costs of complying with the RAOs described herein, including, without limitation, all costs of satisfying and performing all conditions and requirements of the Class C RAO subject to the limitations described below, performing groundwater monitoring, institutional and engineering controls, and any contingent remedy. For the areas marked MW-8 Disposal Site Area on Schedule 7.12, Seller shall use commercially reasonable efforts (such efforts to be mutually determined and approved by Buyer and Seller, such approval not to be unreasonably withheld by either party) to obtain a Class A or B RAO including (a) performing necessary and appropriate Response Actions pursuant to the Massachusetts Contingency Plan; and (b) seeking reclassification of the groundwater at the site if requested by Buyer. Seller's obligation to use commercially reasonable efforts to achieve a Class A or B RAO shall terminate upon Seller's aggregate expenditure of $500,000 or the five (5) year anniversary of the Closing, whichever comes first. If Seller is unable to obtain a Class A or B RAO at MW-8 Disposal Site Area pursuant to the obligations and limitations described above, Seller
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shall submit a Class C RAO with DEP thereby terminating any further obligation of the Seller for MW-8 Disposal Site Area, and, in such case, Seller shall pay to Buyer the balance, if any, of $500,000 minus the expenditures by Seller hereunder for efforts to obtain a Class A or B RAO. Buyer agrees to exercise reasonable efforts to cooperate with Seller's performance of the Response Actions and the preparation and filing of the RAOs. Seller agrees to perform necessary and reasonable Response Actions to cure deficiencies, if any, identified by DEP in connection with any audit performed within five (5) years of the Closing of RTN 4-13791 and 4-13525. The Seller shall have no obligation to perform, or pay for, Response Actions at the Assets beyond what is required by this Section 7.12(a) or Section 7.12(c).

            (b) Seller shall have the right and license, from time to time and at any time, to perform response actions or related support activities at the Assets after the Closing, provided, however, that the Seller's performance shall not unreasonably interfere with the Buyer's use of the Assets. This access right will be at no cost to the Seller. Seller shall give Buyer written notice of the nature of such action and the date(s) on which such action is to be conducted no later than three (3) days prior to initiating such action; in emergency situations, however, Seller need only give Buyer such notice as is reasonable under the circumstances. Buyer shall, at Seller's reasonable request from time to time, cooperate with and give Seller, its employees, consultants and representatives, reasonable access during normal business hours to portions of the Assets necessary to perform such work.

            (c)   Seller shall use commercially reasonable efforts to
obtain prior to the Closing insurance coverage on terms and conditions reasonably acceptable to the Buyer which covers liabilities caused by Releases at the Assets prior to the Closing which are not Existing
Releases.   If Seller is able to secure such environmental insurance
coverage, it will assign any recoveries under this policy to Buyer and will add Buyer as an additional named insured. By way of example, but not by way of limitation, such insurance coverage with a term of no less than ten years, a policy aggregate of no less than $10,000,000, a deductible of no more than $500,000, and a total premium of no more than $750,000 shall be deemed to be commercially reasonable under this paragraph 7.12(c). Seller shall be solely responsible for any and all Response Actions required to address any Releases which are not Existing Releases but which occur prior to the Closing that may be identified by any investigation undertaken by or at the request of an insurance company for the purpose of procuring insurance coverage under this paragraph 7.12(c).

            7.13. Real Estate Matters. (a) Prior to the Closing, Seller shall take such actions as may be specified in the Specimen Title Policy that are to be performed by Seller so as to enable such Specimen Title Policy to be issued to the Buyer.

            (b) Seller agrees that upon the written request of Buyer it will consent and will cause its electric company Affiliate to consent to the relocation of the Easements so long as (i) Buyer irrevocably agrees to bear the cost of such relocation, (ii) such relocation will be to space within Buyer's ownership and will not materially adversely affect the operation of Seller's or Seller's Affiliate's transmission and distribution business (except for down time associated with the cut over for such relocation process in
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accordance with Good Utility Practices), and (iii) the proposed relocation is consistent with Good Utility Practice. Seller further agrees to condition any grant or assignment by it of the Easements on the express agreement of its transferee to be bound by the terms and conditions of this Section 7.13(b).

            7.14 Creditworthiness of Buyer. On the Closing, Buyer shall meet the creditworthiness criteria set forth in Section 9.1 of the Transition Agreement, provided, however, if Buyer does not meet such criteria, this Section 7.14 shall be satisfied if Buyer has a net worth of $100 million at the Closing and maintains the net worth of $100 million for two (2) years after the Closing. To the extent the Buyer's net worth falls below $100 million during such two (2) year period, Buyer shall provide a guarantee from a creditworthy entity or an irrevocable letter of credit, limited in each such instance to the amount by which $100 million exceeds Buyer's net worth. Such guarantee or letter of credit shall terminate at the end of such two year period.


                                 ARTICLE VIII.

                              CLOSING CONDITIONS

            8.1. Conditions to Each Party's Obligations to Effect the Transactions. The respective obligations of each party to effect the sale of the Assets shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) The waiting period under the HSR Act shall have expired or been terminated with no order, decree, judgment or injunction enjoining or prohibiting the consummation of the transactions contemplated hereby having been issued;

            (b) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents or is reasonably likely to prevent the consummation of the sale of the Assets contemplated hereby shall be pending or shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted or interpreted by any State or Federal government or governmental agency in the United States which prohibits the consummation of the sale of the Assets;

            (c) All Federal, State and local government consents and approvals required for the consummation of the sale of the Assets, including, without limitation, the Seller Required Regulatory
Approvals and the Buyer Required Regulatory Approvals, shall have been obtained as Final Orders, each reasonably acceptable in form and substance to the party that sought the consent or approval granted by such Final Order; for purposes of this Agreement, a "Final Order"
means a final order that is not subject to rehearing or judicial review; and for purposes of this clause (c), a Final Order shall be deemed to be reasonably acceptable to the party seeking the same if it complies in all material respects with the terms and conditions of such party's application therefor and contains no additional terms or conditions which would have a material adverse effect on such party;
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            (d)   All consents and approvals for the consummation of the
sale of the Assets contemplated hereby required under the terms of any note, bond, mortgage, indenture, contract or other agreement to which the Seller or the Buyer, or any of their subsidiaries, are a party shall have been obtained, other than those (i) which if not obtained, would not, in the aggregate, have a Material, Adverse Effect, or (ii) which are governed by Section 7.4(c); and

            (e) Chapter 164 of the Massachusetts General Laws, as amended by Chapter 164 of the Acts of 1997, shall remain in full force and effect in substantially the form it is in effect on the date of this Agreement, insofar as the provisions thereof apply to the Seller, the Buyer or the transactions contemplated by this Agreement or the Related Agreements.

            (f) Each "Closing" as defined in (i) the Asset Sale Agreement between Cambridge Electric Light Company and the Buyer regarding the sale and purchase of the Kendall Station (as defined therein) and related assets and (ii) the Asset Sale Agreement between Montaup Electric Company and the Buyer regarding the sale of Montaup Electric Company's 50% joint ownership interest in Canal Unit 2 and related assets shall have occurred or shall occur concurrently with the Closing hereunder.

            8.2. Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the purchase of the Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

            (a) A Material Adverse Effect shall not have occurred and be continuing;

            (b) The Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by the Seller on or prior to the Closing Date, and the representations and warranties of the Seller which are set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

            (c) There shall be no Encumbrances on the Assets by virtue of the Indentures;

            (d) The Buyer shall have received certificates from authorized officers of the Seller, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied;

            (e) The Buyer shall have received an opinion from counsel to the Seller, dated the Closing Date and satisfactory in form and substance to the Buyer, substantially to the effect that:

                  (1) The Seller is a corporation organized, existing and in good standing under the laws of the Commonwealth of Massachusetts and the Seller has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and the consummation of the sale of
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
      the Assets contemplated hereby have been duly authorized by all requisite corporate action taken on the part of the Seller;

                  (2) The Affiliates of Seller party to the Related Agreements are corporations organized, existing and in good standing under the laws of the Commonwealth of Massachusetts with the requisite corporate power and authority to execute the Related Agreements to which they are a party and to consummate the transactions contemplated thereby; the execution and delivery of the Related Agreements to which each is a party and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part thereof; and the Related Agreements have been executed and delivered by each thereof.

                  (3) This Agreement and the Related Agreements have been executed and delivered by the Seller and (assuming that the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) this Agreement and the Related Agreements are valid and binding obligations of the Seller or the appropriate Affiliate of Seller, as the case may be, enforceable against them in accordance with their terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefore may be brought;

                  (4) The execution, delivery and performance of this Agreement and the Related Agreements by the Seller and the appropriate Affiliate of the Seller will not constitute a violation of the Articles of Organization or Bylaws, as currently in effect, of the Seller or such Affiliate;

                  (5) The Bill of Sale, the Deed and the other documents described in Section 4.3 are in proper form to transfer to the Buyer title to the Assets; and

                  (6) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by the Seller of the Closing other than (i) the Seller Required Regulatory Approvals, all of such Seller Required Regulatory Approvals having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable governmental authority, and (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, in the aggregate have a Material Adverse Effect.

            As to any matter contained in such opinion which involves the laws of any jurisdiction other than the Federal laws of the United States or the laws of the Commonwealth of Massachusetts, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by the Seller and appropriate officers and directors of the Seller and by public officials.
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            8.3.  Conditions to Obligations of the Seller. The
obligation of the Seller to effect the sale of the Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

            (a) The Buyer shall have performed in all material respects its covenants and agreements contained in this Agreement which are required to be performed on or prior to the Closing Date;

            (b) The representations and warranties of the Buyer which are set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

            (c) The Seller shall have received a certificate from an authorized officer of the Buyer, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 8.3(a) and (b) have been satisfied;

            (d) The Seller shall have received an opinion from counsel for the Buyer, dated the Closing Date and satisfactory in form and substance to the Seller and its counsel, substantially to the effect that:

                  (1) The Buyer is a limited liability company organized, existing and in good standing under the laws of the State of Delaware and has the power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement and the Related Agreements and the consummation of the sale of the Assets contemplated hereby have been duly authorized by all requisite action taken on the part of the Buyer;

                  (2) This Agreement and the Related Agreements have been executed and delivered by the Buyer and (assuming that the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefore may be brought;

                  (3) The execution, delivery and performance of this Agreement and the Related Agreements by the Buyer will not constitute a violation of the Certificate of Organization or LLC Operating Agreement (or other similar governing documents), as currently in effect, of the Buyer;

                  (4) Assumption Agreement and other instruments described in Section 4.4 are in proper form for the Buyer to assume the Assumed Liabilities; and
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                  (5)   No declaration, filing or registration with, or
      notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by the Buyer of the Closing other than the Buyer Required Regulatory Approvals, all of such Buyer Required Regulatory Approvals having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable governmental authority.

            As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States and the Commonwealth of Massachusetts, such counsel may rely upon opinions of counsel admitted to practices in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of facts upon certificates furnished by appropriate officers and directors of the Buyer and its Affiliates and by public officials.


                                  ARTICLE IX.

                                INDEMNIFICATION

            9.1. Indemnification. (a) The Seller will indemnify, defend and hold harmless the Buyer from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages (including consequential or special damages), obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) to the extent the foregoing are not covered by insurance (each, an "Indemnifiable Loss"), asserted against or suffered by the Buyer relating to, resulting from or arising out of (i) any breach by the Seller of any covenant or agreement of the Seller contained in this Agreement, (ii) the Excluded Liabilities, (iii) any breach by the Seller of any representation or warranty set forth in Section 5.1, 5.2 or 5.3 hereof, (iv) the failure of the Seller to comply with any bulk sales or transfer laws, or (v) the gross negligence or willful misconduct of the Seller, its Affiliates or their respective contractors while on the Buyer's property (including, without limitation, any easement provided the Seller in the Deed or other document) associated with the Canal Station after the Closing.

            (b) The Buyer will indemnify, defend and hold harmless the Seller from and against any and all Indemnifiable Losses asserted against or suffered by the Seller relating to, resulting from or arising out of (i) any breach by the Buyer of any covenant or agreement of the Buyer contained in this Agreement, (ii) the Assumed Liabilities, (iii) any breach by the Buyer of any representation or warranty set forth in Article VI hereof, or (iv) the gross negligence or willful misconduct of the Buyer, its Affiliates or their respective contractors while on the Seller's premises associated with the Canal Station prior to or after the Closing.
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            (c)   Any Person entitled to receive indemnification under
this Agreement (an "Indemnitee") having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent that Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account any net Tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss and any payment actually received with respect to an Indemnifiable Loss.

            (d) The expiration, termination or extinguishment of any covenant, representation, warranty or agreement shall not affect the parties' obligations under this Section 9.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

            (e) Except as provided in clause (f) of this Section 9.1 and in Section 10.2, the rights and remedies of the Seller and the Buyer under this Article IX are exclusive and in lieu of any and all other rights and remedies which the Seller and the Buyer may have under this Agreement or otherwise for monetary relief with respect to
(i) any breach or failure to perform any covenant or agreement set forth in this Agreement, (ii) the Assumed Liabilities or the Excluded Liabilities, as the case may be, (iii) the representations and warranties of Seller contained in Sections 5.1, 5.2 and 5.3 and the representations and warranties of Buyer contained in Article VI, or
(iv) any liabilities described in Sections 9.1(a)(iv), 9.1(a)(v) or 9.1(b)(iv) hereof.

            (f) Buyer and Seller each agree that notwithstanding any provisions in this Agreement to the contrary, all parties to this Agreement retain their remedies at law or in equity with respect to willful or intentional breaches of this Agreement.

            9.2. Defense of Claims. (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any person who is not a party to this Agreement or any Affiliate of a party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after the Indemnitee's receipt of notice of such Third
Party Claim.   Such notice shall describe the nature of the Third
Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.

            The party defending the Third Party Claim shall (a) consult with the other party throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, compromise, trial, appeal or other resolution thereof; and (b) afford the other party the opportunity, by notice, to participate and be associated in the defense of the Third Party Claim through counsel chosen by such other party, at its own expense, in the defense of any Third Party Claim as
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to which a party has elected to conduct and control the defense thereof.  The parties shall cooperate in the defense of the Third
Party Claim. The Indemnitee shall make available to the Indemnifying Party or its representatives all records and other materials reasonably required for use in contesting any Third Party Claim (subject to such confidentiality provisions as the Indemnitee may reasonably require) and shall furnish such testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith. If requested by the Indemnifying Party, the Indemnitee shall cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The Indemnifying Party shall reimburse the Indemnitee for any expenses incurred by Indemnitee in cooperating with or acting at the request of the Indemnifying Party.

            (b) If within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 9.2(a), the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party shall be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice. Notwithstanding the foregoing, the Indemnitee shall have the right to pay, compromise, or settle any Third Party Claim at any time, provided that in such event the Indemnitee shall waive any right to indemnity hereunder unless the Indemnitee shall have first sought the consent of the Indemnifying Party in writing to such payment, settlement or compromise and such consent was unreasonably withheld or delayed, in which event no claim for indemnity therefor hereunder shall be waived.
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            (c)   Any claim by an Indemnitee on account of an
Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than ten (10) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee shall be free to seek enforcement of its rights to indemnification under this Agreement.

            (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect , thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the prime rate then in effect of BankBoston), shall promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party shall, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that
(i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Nothing in this
Section 9.2(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage.

            (e)   A failure to give timely notice as provided in this
Section 9.2 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.


                                  ARTICLE X.

                          TERMINATION AND ABANDONMENT

            10.1. Termination. (a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Seller and the Buyer.
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            (b)   This Agreement may be terminated by the Seller or the
Buyer if the Closing shall not have occurred on or before eighteen months following the date of this Agreement (the "Termination Date"); provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been, the cause of, or resulted in, the failure of the Closing to occur on or before such date.

            (c) This Agreement may be terminated by either the Seller or the Buyer if (i) any governmental or regulatory body, the consent of which is a condition to the obligations of the Seller and the Buyer hereunder shall, have determined not to grant its consent, or shall condition such consent upon any material change to the terms or conditions of this Agreement or the Related Agreements or upon any other condition that materially affects the value of the transactions contemplated hereunder for either party, and all appeals of such determination shall have been taken and have been unsuccessful, (ii) one or more courts of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable or
(iii) any statute, rule or regulation shall have been enacted by any State or Federal government or governmental agency in the United
States which prohibits the consummation of the Closing.

            (d) This Agreement may be terminated by the Buyer if there has been a material violation or breach by the Seller of any agreement, covenant, representation or warranty contained in this Agreement which has not been waived by the Buyer and such violation or breach constitutes a Material Adverse Effect.

            (e) This Agreement may be terminated by the Seller if there has been a material violation or breach by the Buyer of any agreement, covenant, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Seller to effect the Closing impossible and such violation or breach has not been waived by the Seller.

            (f) This Agreement may be terminated by the Seller if there has been a material adverse change in the financial condition of the Buyer.

            (g) This Agreement may be terminated by either of the Seller or the Buyer in accordance with the provisions of Section
7.11(b) or (c).

            10.2. Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the Parties pursuant to
Section 10.1, written notice thereof shall forthwith be given by the terminating Party to the other Party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties hereto. If this
Agreement is terminated as provided herein, such termination shall be without any liability of the Seller or the Buyer to the other in respect of such termination, except as follows:
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            (a)   In the event of termination of this Agreement by
Seller pursuant to Section 10.1(e), then Seller shall have the right to pursue all remedies available to it in equity or at law in connection with the violation or breach of this Agreement by Buyer.

            (b) In the event of termination of this Agreement by Buyer pursuant to Section 10.1(d), then Buyer shall have the right to pursue all remedies available to it in equity or at law in connection with the violation or breach of this Agreement by Seller.

            (c) Notwithstanding anything herein to the contrary, neither the Buyer nor the Seller shall be liable to the other for any losses, damages or expenses under Section 10.2(a) or Section 10.2(b) in an amount in excess of ten percent (10%) of the Purchase Price plus, in the case of Buyer, any amounts it is required to pay to Seller under Section 3.5(b).

            (d) Notwithstanding anything herein to the contrary, neither party shall be liable to the other for any punitive, consequential, special, incidental or indirect damages, including, without limitation, loss of revenue or opportunity.


                                  ARTICLE XI.

                           MISCELLANEOUS PROVISIONS

            11.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Seller and the Buyer.

            11.2. Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            11.3. No Survival. Each and every representation, warranty and covenant contained in this Agreement (other than the covenants and obligations contained in Sections 3.2, 3.3, 3.4, 7.2(b), 7.3, 7.4, 7.6(c), 7.7, 7.8, 7.10, 7.12 and 7.13 and in Articles IX , X
and XI (which covenants shall expire in accordance with their terms) and other than the representations and warranties contained in Sections 5.1, 5.2, 5.3 and Article VI, which shall survive the Closing for a period of one year), shall expire with, and be terminated and extinguished by the consummation of the sale of the Assets and the transfer of the Assumed Liabilities pursuant to this Agreement, and such representations, warranties and covenants shall not survive the Closing Date; and none of the Seller, the Buyer or any officer, director, trustee or Affiliate of any of them shall be under any liability whatsoever with respect to any such representation, warranty or covenant.

            11.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered
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personally or by facsimile transmission, telexed or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

      (a)   If to the Seller, to:

                  Canal Electric Company
                  One Main Street
                  Cambridge, MA  02142

                  Attention:        Michael Sullivan, Esq.
                              General Counsel

            with a copy to:

                  David S. Balabon, Esq.
                  LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                  260 Franklin Street
                  Boston, MA  02110

      (b)   if to the Buyer, to:

                  Southern Energy New England, L.L.C.
                  900 Ashwood Parkway
                  Suite 500
                  Atlanta, GA

                  Attention:        Randall E. Harrison
                              Vice President

            with a copy to:

                  Robert C. Marshall, Esq.
                  Troutman Sanders
                  NationsBank Plaza, Suite 5200
                  600 Peachtree Street NE
                  Atlanta, GA  30308

                  Andrew J. Newman, Esq.
                  Rubin and Rudman, L.L.P.
                  50 Rowes Wharf
                  Boston, MA  02110

            11.5. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, other than to an Affiliate, including by operation of law, without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder.
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            11.6.       Governing Law. This Agreement shall be governed
by and construed in accordance with the laws of the Commonwealth of Massachusetts (regardless of the laws that might otherwise govern under applicable Massachusetts principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

            11.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            11.8. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

            11.9.       Schedules and Exhibits. All Exhibits and
Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

            11.10. Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement and supersede any and all prior oral or written expressions, understandings or agreements between or among the Parties with respect thereto.

            11.11. No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Person to any Party, nor give any third Person any right of subrogation or action against any Party.

            11.12. No Relationship. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or any other entity or similar legal relationship between the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to either Party. Neither Party is or shall act as or be the agent or representative of the other Party.

            11.13. Severability. If any provision hereof is held invalid or unenforceable by any governmental authority of competent jurisdiction, or as a result of future legislative action, this holding or action will be strictly construed and will not affect the validity or effect of any other provision hereof, and the Parties shall endeavor in good faith to replace such invalid or unenforceable provision with a valid and enforceable provision which achieves the purposes intended by the Parties to the greatest extent permitted by law.
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            IN WITNESS WHEREOF, the Seller and the Buyer have caused
this agreement to be signed by their respective duly authorized officers as of the date first above written.

                                    CANAL ELECTRIC COMPANY

                                    By:   /s/JAMES D. RAPPOLI

                                    Name:       James D. Rappoli
                                    Title:      Financial Vice President
                                                and Treasurer


                                    SOUTHERN ENERGY NEW ENGLAND, L.L.C.

                                    By:   /s/RANDALL E. HARRISON

                                    Name:       Randall E. Harrison
                                    Title:      Vice President